ASSET INVESTORS CORPORATION AND
                  COMMERCIAL ASSETS, INC. ANNOUNCE MERGER


 DENVER, COLORADO, August 31, 1999 (NYSE: AIC) (AMEX: CAX)

 Asset Investors Corporation ("AIC") and Commercial Assets, Inc. ("CAX") today jointly announced that they have entered into a definitive merger agreement. The agreement calls for AIC to issue 0.4075 shares of its common stock for each outstanding share of CAX's common stock. Also, AIC will change its name to American Land Lease, Inc.

 AIC and CAX are affiliated real estate investment trusts (REITs) that hold interests in manufactured home communities. AIC manages and owns 27% of CAX and has interests in 22 manufactured home communities and two recreational vehicle parks. CAX has interests in 11 manufactured home communities and owns 2% of AIC. As CAX's manager, AIC personnel perform all of CAX's daily activities and the companies have the same officers.

 The combined company will have interests in 6,300 developed homesites and 4,000 expansion sites, primarily in Florida and Arizona, at an historical cost of $195 million and subject to $64 million of debt.

 Based on the historical earnings of the companies, elimination of duplicate expenses and assuming that the combined company makes no future acquisitions of manufactured home communities, AIC expects the merger to be dilutive, on a quarterly basis, by approximately $0.04 per share to both Funds From Operations ("FFO") and Adjusted Funds From Operations ("AFFO") until the combined company is fully invested in manufactured home communities.

 "This transaction re-combines AIC and CAX into a single, larger company focused on manufactured home communities. In 1993, CAX was spun-off from AIC with AIC retaining a 27% stock interest. Now that they are in the same business and use the same personnel, it makes sense to combined two small, affiliated companies into a single, better capitalized company," said Bruce Moore, President and Chief Operating Officer of both AIC and CAX.

 "The complete earnings potential for the combined company will not be realized until we are able to become fully invested in manufactured home communities as CAX has only recently begin to re-deploy its capital into this asset class. We will need to invest an additional $100 million in manufactured home communities before we are fully invested given our current capital structure. Since May 1997, the companies have invested a combined $190 million," said Mr. Moore.

 Closing of the merger is subject to customary closing conditions and the approval of both CAX's and AIC's stockholders. AIC's Board of Directors has approved the merger. CAX's Board of Directors, acting upon the recommendation of a Special Committee of Independent Directors, has also approved the merger. Closing is expected to occur during the fourth quarter of 1999.

 Jefferies & Company, Inc. acted as financial advisor and has rendered a fairness opinion to CAX's Board of Directors in connection with the merger.

 The foregoing estimates of dilution to FFO and AFFO constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include: general economic and business conditions; interest rate changes; financing and refinancing risks; risks inherent in owning real estate or debt secured by real estate; future occupancy rates; competition; the Company's ability to acquire manufactured home communities at acceptable prices and with acceptable returns, to reduce expense levels, to implement rent increases and other risks set forth in the Company's Securities and Exchange Commission's filings.

 Contact: Terry Considine, Chief Executive Officer (303) 691-4330 Bruce E. Moore, President (610) 388-9615
           David M. Becker, Chief Financial Officer (303) 614-9422